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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.


                                            Commission File No. 0-18691
                                                                -------


                            North Coast Energy, Inc.
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            (Exact name of registrant as specified in its charter)


   1993 Case Parkway, Twinsburg, Ohio 44087-2343               (330) 425-2330
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


Series A 6% Convertible Non-Cumulative Preferred Stock, $0.01 par value; Warrants to Purchase Common Stock, $0.01 par value
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           (Title of each class of securities covered by this Form)


                         Common Stock, $0.01 par value
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    / /

        Approximate number of holders of record as of the certification or
notice date:          0
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
North Coast Energy, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  September 5, 2003             By: /s/ Dean A. Swift
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                                          Dean A. Swift, Secretary